Exhibit 10.13

Summary of Proposed Terms of Employment
Secretary Tommy Thompson

July 28, 2005

Position:	Non-Executive Chairman (“Chairman”) of AGA Medical Inc. (“AGA” or the “Company”)

Term:	5 years beginning on the closing date of WCAS’ equity investment and the simultaneous repurchase of Michael Afremov’s ownership interest by the Company (the “Recapitalization”).

Time Commitment & Responsibilities:	Chairman shall devote up to 20% of his time on AGA matters, including assisting with the following:

i) FDA and regulatory affairs;

ii)                                    Customer relations, including appearances at domestic and international conferences, tradeshows and symposiums to increase awareness of AGA products among patients, doctors, hospitals, and distributors;

iii) Clinical trial awareness and enrollment, particularly as it relates to PFO indications;

iv) media and investor communications;

v)                                     and standard board of director functions, including committee participation, strategic decision-making, operational oversight; and recruitment of additional board members and senior management, if necessary.

Salary:	$220,000 annually. Of this amount, $10,000 per month will be paid to Akin Gump Strauss Hauer & Feld LLP, or as otherwise directed by Chairman. The balance will be paid directly to Chairman.

All reasonable AGA related expenses incurred by Chairman will be reimbursed by AGA.

Option Grant:	Chairman will be granted options to purchase common stock equal to 1.0% of the fully diluted common shares of the Company upon the closing of the Recapitalization (the “Options”).

The Options will have a ten-year term and an exercise price equal to the conversion price of the WCAS Series A preferred stock. Options will be subject to a to be determined vesting schedule.

Upon a change of control or the sale of all or substantially all of the assets of AGA, the Options will automatically vest, provided that the Chairman is still employed by the Company at that time.

If the Chairman is terminated for cause, all vested and unvested options and option shares will be forfeited. If the Chairman’s employment terminates for any reason other than cause, the Chairman may retain all vested options and option shares and only the unvested options will be forfeited. Options will only be exercisable for a limited period after termination.

Non-Compete / Non- Solicitation:	Twelve months from the date of termination.

Non-Disclosure:	Chairman will agree to maintain confidentiality of the Company’s trade secrets and other proprietary information.

Chairman will not disclose the terms or existence of this term sheet without the consent of WCAS.

Board Representation:	The Chairman shall have an independent seat on the Company’s Board of Directors (i.e. not designated by WCAS or Franck Gougeon).

Definitive Documentation:

As promptly as practicable after the execution of this term sheet, the parties will negotiate mutually acceptable definitive documentation in good faith with respect to these terms, including without limitation an employment agreement. Such definitive documentation, when executed, will supercede this term sheet in its entirety.

Sincerely,

AGA Medical Corporation

By:	/s/ Franck Gougeon

Title:	CEO

Agreed and Accepted:

Tommy G. Thompson, Secretary

By:	/s/ Tommy Thompson